Exhibit 99.1

January 28, 2008

Press Release

Source: EnXnet, Inc.

EnXnet, Inc. Accepts First Order For The MultiMedia Gift Card™

Tulsa, OK, January 28, 2008 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that it has accepted its first order for its Multimedia Gift Card™. DMC Athletics & Rehabilitation (“DMC”) will initially take 10,000 gift cards and expects to expand the order from there over time based on the reaction in the Northern and Central New Jersey market. This order represents one of many companies that have previously requested the product over the past two years and are coming back to place orders now that the official rollout of the product has begun.

DMC Athletics and Rehabilitation, a Direct Access provider of Physical Therapy and personal training, was voted the #1 physical therapy clinic in Morris County, New Jersey by the Daily Record readers choice Awards in 2006 and 2007. DMC will use the EXNT gift card as a marketing tool to educate the entire medical field including doctors, podiatrists and chiropractors about its services. Additionally, the DMC interactive gift card will be distributed to athletic teams including professional and semi-professional teams which will be given out to players and fans who attend the games.

The multimedia content contained inside the DMC interactive gift card will include printable coupons, printable discounts and other special features meant to create new customers for DMC. David M. Cunic, President of DMC stated, ”We have anxiously been waiting for the time when we could begin using this unique product. The marketing platform we have planned can only be accomplished using EnXnet’s interactive gift card.”

Ryan Corley, CEO of EnXnet, Inc., stated, “Our marketing partners, have been working with the largest, most recognized retailers and brands in the U.S. as well as gift card providers. I understand from these partners that earlier volume predictions have increased significantly even within the last six months. So the key moving forward is to properly manage the order flow, ramp up of production and our overall growth as a company.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company’s financial results may be found in the company’s filings with the Securities and Exchange Commission.

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EnXnet, Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com

OR

Investor Relations
Integrated Capital Partners, Inc.
Phone: 908-204-0004